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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number    0-21575
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                              Metro Networks, Inc.
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             (Exact name of registrant as specified in its charter)

                      2800 Post Oak Boulevard, Suite 4000
                           Houston, Texas 77056-6199
                                 (713) 407-6000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $.001 PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ x ]                    Rule 12h-3(b)(1)(ii)  [  ]
Rule 12g-4(a)(1)(ii)      [   ]
Rule 12g-4(a)(2)(i)       [   ]                     Rule 12h-3(b)(2)(i)  [  ]
Rule 12g-4(a)(2)(ii)      [   ]                    Rule 12h-3(b)(2)(ii)  [  ]
Rule 12h-3(b)(1)(i)       [ x ]                              Rule 15d-6  [  ]
               Approximate number of holders of record as of the
                         certification or notice date:
                                      200
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           Pursuant to the requirements of the Securities Exchange Act of 1934,
Metro Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   September 24, 1999                 BY: /s/  Shane E. Coppola
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